A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

February 14, 2008

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Nitro Petroleum Incorporated (the “Company”). We have read the Company’s disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8K dated February 14, 2008 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

AMISANO HANSON

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net